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                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                    CUNNINGHAM GRAPHICS INTERNATIONAL, INC.
                                       at
                              $22.00 Net Per Share
                                       by
                             FIS ACQUISITION CORP.
                          a wholly owned subsidiary of
                        AUTOMATIC DATA PROCESSING, INC.

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    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
                         MIDNIGHT,
  NEW YORK CITY TIME ON THURSDAY, JUNE 8, 2000, UNLESS THE
                     OFFER IS EXTENDED.
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                                                                    May 11, 2000

To Our Clients:

    Enclosed for your consideration are the Offer to Purchase, dated May 11, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") in connection with the Offer by FIS Acquisition Corp., a New Jersey corporation (the "Purchaser") and a wholly owned subsidiary of Automatic Data Processing, Inc., a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, no par value (the "Shares") of Cunningham Graphics International, Inc., a New Jersey corporation (the "Company"), at a price of $22.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase. Also enclosed is the letter to shareholders of the Company from the President and Chief Executive Officer of the Company accompanied by the Company's Solicitation/ Recommendation Statement on Schedule 14D-9. Unless the context indicates otherwise, as used herein, shareholders shall mean holders of Shares.

    Shareholders whose certificates evidencing Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other documents required by the Letter of Transmittal to Wilmington Trust Company (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) or who cannot complete the procedure for delivery by book-entry transfer to the Depositary's account at the Book-Entry Transfer Facility (as defined in Section 2 of the Offer to Purchase) on a timely basis and who wish to tender their Shares must do so pursuant to the guaranteed delivery procedure described in Section 2 of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    THIS MATERIAL IS BEING SENT TO YOU AS THE BENEFICIAL OWNER OF SHARES HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS BEING FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer to Purchase.

    Your attention is directed to the following:

        1. The offer price is $22.00 per Share, net to you in cash, without interest thereon.

        2. The Board of Directors of the Company has unanimously approved the Merger Agreement (as defined below), the Offer and the Merger (as defined below), determined that the Offer and the Merger are advisable
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    and fair to, and in the best interests of, the shareholders of the Company and unanimously recommends that the shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer.

        3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on June 8, 2000, unless the Offer is extended.

        4.  The Offer is being made for all outstanding Shares.

        5. The Offer is being made pursuant to the Agreement and Plan of Merger dated as of May 2, 2000 (the "Merger Agreement"), among the Purchaser, Parent and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser or any subsidiary or affiliate of Parent, the Purchaser or by the Company) will be converted into the right to receive $22.00 per Share, net to the seller in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

        6. The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the expiration of the Offer that number of Shares which, when added to the Shares beneficially owned by the Purchaser or Parent, represents at least a majority of the total number of Shares outstanding on a fully diluted basis on the date of purchase and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. See Section 14 of the Offer to Purchase.

    Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer.

    The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such holders of shares prior to the expiration of the Offer. In any jurisdiction the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by Lehman Brothers Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

    If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form contained in this letter. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 2 of the Offer to Purchase, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. THE PURCHASER SHALL NOT HAVE ANY OBLIGATION TO PAY INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

    If holders of Shares wish to tender Shares, but it is impracticable for them to forward their Share Certificates or other required documents to the Depositary prior to the Expiration Date or to comply with the procedures for book-entry transfer on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified under Section 2 of the Offer to Purchase.
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                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                           ALL OUTSTANDING SHARES OF
                                  COMMON STOCK
                                       of
                    CUNNINGHAM GRAPHICS INTERNATIONAL, INC.
                                       at
                              $22.00 Net Per Share
                                       by
                             FIS ACQUISITION CORP.
                          a wholly owned subsidiary of
                        AUTOMATIC DATA PROCESSING, INC.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 11, 2000, and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer"), in connection with the Offer by FIS Acquisition Corp., a New Jersey corporation (the "Purchaser") and a wholly owned subsidiary of Automatic Data Processing, Inc., a Delaware corporation ("Parent"), to purchase all outstanding shares of common stock, no par value (the "Shares"), of Cunningham Graphics International, Inc., a New Jersey corporation (the "Company"), at a price equal to $22.00 per Share, net to the seller in cash without interest thereon.

    This will instruct you to tender to the Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Number of Shares to be Tendered:*____________________

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                                                                        SIGN HERE

                                                    -------------------------------------------------

Account Number: ------------------------            -------------------------------------------------
                                                                       Signature(s)

                                                    -------------------------------------------------

Dated: , 2000                                       -------------------------------------------------
                                                               Please type or print name(s)

                                                    -------------------------------------------------

                                                    -------------------------------------------------

                                                    -------------------------------------------------
                                                          Please type or print address(es) here

                                                    -------------------------------------------------
                                                              Area Code and Telephone Number

                                                    -------------------------------------------------
                                                                Taxpayer Identification or
                                                                Social Security Number(s)
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* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.